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[VISTA GOLD LOGO]  7961 SHAFFER PARKWAY
                   SUITE 5
                   LITTLETON, COLORADO 80127
                   TELEPHONE (720) 981-1185
                   FAX (720) 981-1186


                               Trading Symbol: VGZ
                               Toronto and American Stock Exchanges


__________________________________ NEWS_________________________________________


VISTA GOLD CORP. ANNOUNCES CLOSING OF U.S. $6.5 MILLION PRIVATE PLACEMENT

DENVER, COLORADO SEPTEMBER 29, 2004 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce the closing of the private placement previously announced on July 28, 2004. The Corporation raised gross proceeds of U.S. $6,489,304.80 from the sale of 1,966,456 units priced at U.S. $3.30 per unit. Each unit consists of one common share and one warrant. Each warrant will entitle the holder to acquire one common share at an exercise price of U.S. $4.75 for a period of two years from the date of issue, provided a registration statement is declared effective by the U.S. Securities and Exchange Commission within six months of the closing date; otherwise, the exercise price of each warrant will be reduced automatically to U.S. $4.25.

Starting six months after the share registration is declared effective, if the closing price of Vista's common shares on the American Stock Exchange is U.S. $5.50 or more for a period of 20 consecutive trading days, then for 15 business days Vista will have the option to request that the warrants be exercised. If the warrants are not exercised within 15 business days following this request, they will be cancelled.

A cash finder's fee of 5% of the gross proceeds raised was paid to an advisor to the corporation in conjunction with the private placement.

"The proceeds of this private placement will allow us to continue with our strategy of acquiring additional gold resources, as suitable opportunities arise; improving our gold projects through additional drilling, re-engineering and feasibility studies; and provide for on-going administration costs," said Mike Richings, President and Chief Executive Officer.

The securities described above have not been registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Hycroft and Wildcat projects in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, and the Amayapampa project in Bolivia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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